Exhibit 10.1

SOUND COMMUNITY BANK
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This Amended and Restated Supplemental Executive Retirement Plan Agreement (the “Agreement”) is entered into as of this 23rd day November 2015 (the “Effective Date”) by and between Sound Community Bank (the “Employer”), and Laura Lee Stewart (the “Executive”), and amends and restates the Sound Community Bank Supplemental Executive Retirement Plan f/b/o Laura Lee Stewart (the “Plan”). This Agreement amends and restates the Supplemental Executive Retirement Plan Agreement between the Employer and the Executive as originally adopted effective December 30, 2011 and amended on June 30, 2014 (the “Prior Agreement”).

WHEREAS, the Executive has contributed substantially to the success of the Employer and the Employer desires that the Executive continue in its employ;

WHEREAS, the Employer desires to provide certain supplemental nonqualified pension benefits to the Executive;

WHEREAS, the Employer and the Executive desire to enter into this Agreement to provide a retirement benefit under this Plan and to be paid to the Executive upon Separation from Service as provided herein;

WHEREAS, because the Executive has reached her Normal Retirement Age of 65 under the Agreement and is fully vested in her Retirement Benefit, the provisions regarding the amount of benefits payable under the Prior Agreement in the event her employment was terminated prior to Normal Retirement Age are no longer applicable, including those provisions regarding disability, early retirement or vesting upon a change in control;

WHEREAS, the Bank and the Executive desire to amend and restate the Prior Agreement in order to (1) revise Section 3.1 to expressly set forth the dollar amount of benefits to be payable to the Executive under this Agreement; and (2) make certain other changes;

WHEREAS, the parties hereto intend that this Agreement shall be an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a plan described in Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

WHEREAS, this Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements thereof;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
DEFINITIONS

Whenever used in this Agreement, the following terms have the meanings specified:

1.1.               “Annuity” means the annuity product provided under the Annuity Contract.

1.2.               “Annuity Contract” means the American Valor 10 Fixed-Index Annuity issued by Great American Life Insurance Company, contract form 1195053889 , with the following endorsements:  Income Rider.

1.3.               “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.4.               “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5.               “Board” means the Board of Directors of the Employer.

1.6.               “Change in Control” shall be deemed to have taken place if:

(a)            any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Employer, a wholly-owned subsidiary thereof, the Company or any employee benefit plan of the Employer or any of its parent holding company or subsidiaries becomes the beneficial owner of securities of the Company having fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business); or

(b)            as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all securities of the Company entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions; or

(c)            such other change of ownership or control event as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

1.7.               “Company” shall mean Sound Financial Bancorp, Inc., the parent holding company of the Employer.

1.8.               “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expect to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination. The said monthly payments shall begin the first day of the third month following the month that the Executive becomes Disabled.

1.9.               “ERISA” means the Employee Retirement Income Security Act of 1974.

1.10.            “Rider” means the Income Rider attached to the Annuity Contract as an endorsement.

1.11.            “Normal Retirement Age” means age sixty-five (65).

1.12.            “Plan Administrator” means the plan administrator described in Article 8.

1.13.            “Separation from Service” means a termination of the Executive’s employment with the Employer (and all corporations, entities or organizations with whom the Employer would be considered a single employer pursuant to subsections (b) and (c) of Section 414 of the Code), in each case as determined in accordance with Section 409A of the Code and Treasury Regulation §1.409A-1(h).  In determining whether a Separation from Service has occurred, the Employer shall take into account all of the facts and circumstances, special rules and presumptions set forth in the above regulation.

ARTICLE 2
DEFERRED COMPENSATION AND VALUATION OF ACCOUNT

2.1.               Annuity Contract.  The Annuity Contract shall be a mere accounting device and the Employer shall have no obligation to actually purchase Annuity.  With respect to the Annuity purchased by the Employer, all right, title, and interest in and to the Annuity (or any other assets which may be purchased by Employer) shall at all times be the sole property of the Employer and shall in no event be deemed to constitute a fund or collateral security for the payments under the Agreement.  The Annuity and any other asset purchased by the Employer shall for all purposes be a part of the general funds of the Employer.  To the extent that the Executive or the Executive’s Beneficiary acquires rights to receive payments under the Plan, such rights shall be no greater than the rights of any unsecured general creditor of the Employer.  The Annuity Contract shall merely be the mechanism for tracking the benefits owed to the Executive under the Agreement.

2.2.               No Requirement to Purchase Annuity Contract.  While the Employer is not required to acquire and maintain any Annuity Contract, it may do so, and if the Employer does acquire any Annuity Contract, then the Executive consents thereto and agrees to assist the Employer in making application for the Annuity Contract by submitting to any required physical examination and providing any information necessary for the completion of such application.

2.3.               Rabbi Trust.  Employer may establish a “rabbi trust” to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. The Executive and her Beneficiaries shall have no beneficial ownership interest in any assets held in the trust.

ARTICLE 3
RETIREMENT AND OTHER BENEFITS

3.1.               Retirement Benefit. Upon the Executive’s Separation from Service on or after Normal Retirement Age for any reason other than death, the Executive will be entitled to the monthly benefit payment described in this Section.  Assuming the Executive has a Separation from Service prior to her 70th birthday as expected, the benefit will commence on the first (1st) day of the month following the Executive’s 70th Birthday (the “Commencement Date”).  In the unlikely event the Executive’s Separation from Service is subsequent to her 70th birthday, then the Commencement Date shall be the first (1st) day of the month following the Executive’s Separation from Service. The amount of the monthly benefit will equal one-twelfth of the Executive’s vested benefit of $78,030 per year and shall be paid on the first day of each month starting with the Commencement Date and continuing until the Executive’s death (the “Retirement Benefit”).  This shall be the Executive’s benefit in lieu of any other benefit under this Agreement.

3.2.               Early Retirement.  Upon the Executive’s Separation from Service prior to Normal Retirement Age for any reason other than death, the Executive will be entitled to the amount accrued for the Retirement Benefit by the Employer as of the early retirement date, payable on the first (1st) day of the second month following the date of the early retirement in 180 equal monthly installments.  The discount rate used by the Plan Administrator for determining the early retirement benefit will be based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest ¼%, or as otherwise determined by the governing regulatory body. The initial discount rate is 5.00%.  In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP and consistent with the Interagency Advisory on Accounting for Deferred Compensation Agreements which states that the “cost of those benefits shall be accrued over that period of the employee’s service in a systematic and rational manner.”

3.3.               Disability.  In the event the Executive should become Disabled while actively employed by the Employer any time after the original effective date of the Prior Agreement but prior to Normal Retirement Age or early retirement, the Executive will be entitled to the amount accrued for the Retirement Benefit by the Employer as of the date of Disability, payable on the first (1st) day of the second month following the date of the Disability in 180 equal monthly installments.  The discount rate used by the Plan Administrator for determining the Disability benefit will be based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest ¼%, or as otherwise determined by the governing Regulatory body. The initial discount rate is 5.00%.  In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP and consistent with the Interagency Advisory on Accounting for Deferred Compensation Agreements which states that the “cost of those benefits shall be accrued over that period of the employee’s service in a systematic and rational manner.”

3.4.               Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Agreement regarding timing of payments, the following special rules shall apply if the stock of the Company is publicly traded at the time of the Executive’s termination of employment in order for this Agreement to comply with Section 409A of the Code: (i) to the extent the Executive is a “specified employee” (as defined under Section 409A of the Code) at the time of a distribution and to the extent such applicable provisions of Section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive’s Separation from Service with the Employer, no such distribution shall be made prior to the date that is six months after the date of the Executive’s Separation from Service with the Employer, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum within five (5) business days after the end of the six (6) month delay.

3.5.               Death Benefits.  Upon death of the Executive, the Beneficiary will be entitled to a single sum payment, payable within ninety (90) days of the date of death (with the beneficiary having no right to designate the taxable year of the payment) equal to the amount accrued for the Retirement Benefit by the Employer as of the date of death.

3.6.               Change in Control Benefit.  Upon a Change in Control, the Executive will be 100% vested in the Retirement Benefit as provided for in paragraph 3.1, which benefit shall be payable in accordance with paragraph 3.1.

ARTICLE 4
BENEFICIARIES

4.1.               Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2.               Beneficiary Designation; Changes. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3.               Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4.               No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate on behalf of the estate.

4.5.               Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 5
GENERAL LIMITATIONS

5.1.               Limits on Payments.  It is the intention of the parties that none of the payments to which the Executive is entitled under this Agreement will constitute a “golden parachute payment” within the meaning of 12 USC Section 1828(k)(3) or implementing regulations of the FDIC, the payment of which is prohibited.  Notwithstanding any other provision of this Agreement to the contrary, any payments due to be made by Employer for the benefit of the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder including the receipt of all required approvals thereof by Employer’s primary banking regulator and/or the FDIC.

In addition, Employer and its successors retain the legal right to demand the return of any payment made hereunder which constitutes a “golden parachute payment” within the meaning of 12 USC Section 1828(k)(3) or implementing regulations of the FDIC should Employer or its successors later obtain information indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1.               Claims Procedure. A person or Beneficiary (a “claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

(a)                Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b)                Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(c)                 Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Agreement on which the denial is based,

(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(v)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2.               Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a)                 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b)                Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)                 Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)                 Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e)                 Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Agreement on which the denial is based,

(iii)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 7
MISCELLANEOUS

7.1.               Amendments and Termination. Subject to Section 7.13 of this Agreement, (a) this Agreement may be amended solely by a written agreement signed by the Employer and by the Executive, and (b) except as otherwise provided herein, this Agreement may be terminated solely by a written agreement signed by the Employer and by the Executive.

7.2.              Binding Effect. This Agreement shall bind the Executive and the Employer and their beneficiaries, survivors, executors, successors, administrators, legal representatives, and transferees.

7.3.               No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4.               Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5.               Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.6.               Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to the principles of conflict of laws of such state.

7.7.               Unfunded Arrangement. The Executive and the Executive’s Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Agreement. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Agreement shall be a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

7.8.               Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.9.               Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.10.            Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board of Directors, at 2005 Fifth Avenue, Second Floor, Seattle, Washington 98121.

7.11.            Entire Agreement. This Agreement constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

7.12.            Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Agreement, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

7.13.            Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Employer is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Employer reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld.

ARTICLE 8
ADMINISTRATION OF AGREEMENT

8.1.               Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of the Employer or such committee or person(s) as the Board of Directors of the Employer shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Agreement and the rights of the Executive under this Agreement, to decide or resolve any and all questions or disputes arising under this Agreement, including benefits payable under this Agreement and all other interpretations of this Agreement, as may arise in connection with the Agreement.

8.2.               Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

8.3.               Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.  Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine in the event the Employer does not actually purchase and maintain the Annuity Contract as contemplated hereunder; therefore, in such event, the Employer shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Executive.

8.4.               Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5.               Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized Officer of the Employer have signed this Agreement as of the date first written above.

THE EXECUTIVE:	SOUND COMMUNITY BANK

By:

	Its:	Chairman of the Board

BENEFICIARY DESIGNATION

SOUND COMMUNITY BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

I, Laura Lee Stewart, designate the following as Beneficiary of any death benefits under this Supplemental Executive Retirement Plan Agreement

Primary:	The Estate of Laura Lee Stewart

Contingent:	None

Note: To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by filing a new written designation with the Employer. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:

Date:

Accepted by the Employer this 23rd day of November 2015.

By:

Print Name:	Tyler Myers

Title:	Chairman of the Board